UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2012

Gateway Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-06404	44-0651207
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1415 Louisiana Street, Suite 4100 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 336-0844

(Registrant’s telephone number, including area code)

 N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On October 11, 2012, the board of directors of Gateway Energy Corporation, a Delaware corporation (the “Company”) formed two special committees consisting solely of independent directors.

The first special committee consists of David F. Huff, who was appointed as the chairman of the special committee, John O. Niemann, Jr. and John A. Raasch (the “First Special Committee”).  The First Special Committee is empowered to consider a proposal from the Company’s President and Chief Executive Officer, Frederick M. Pevow, Jr., for a sale of certain of the Company’s assets to Mr. Pevow (the “Asset Sale”).  Mr. Pevow has proposed the Asset Sale in order to enable the Company to retire substantially all of its bank indebtedness with Meridian Bank (“Meridian”). As of September 30, 2012 the Company was not in compliance with certain financial covenants contained in its loan agreement with Meridian. The Asset Sale would be part of a prospective agreement with Meridian to amend its covenants and principal amortization requirements.

The second special committee consists of John A. Raasch and Perin Greg deGeurin (the “Second Special Committee”).  The Second Special Committee was formed to explore and evaluate alternatives available to reduce the cost burdens of being a publicly traded company, including whether to terminate its registration under the Securities Exchange Act of 1934, and to evaluate other alternatives, including conversion into a limited liability company, which would provide the Company with greater access to capital in order to meet its present and future business needs.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gateway Energy Corporation

Dated: October 16, 2012	/s/ Frederick M. Pevow, Jr.
Frederick M. Pevow, Jr. President and Chief Executive Officer